UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2016 (July 12, 2016)

INFOR, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-183494-06	01-0924667
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

641 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10011

(Address of principal executive offices) (Zip Code)

(646) 336-1700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Kevin Samuelson as Chief Financial Officer

On July 12, 2016, Infor, Inc. (the “Company”) announced that it has appointed Kevin Samuelson as Chief Financial Officer of the Company and Infor (US), Inc. (“Infor”), a wholly owned subsidiary of the Company, effective July 12, 2016. Mr. Samuelson succeeds Jeffrey Laborde, who ceased serving as Chief Financial Officer of the Company effective July 12, 2016. Mr. Laborde will assist with the transition to Mr. Samuelson.

Mr. Samuelson rejoins the Company after serving as our Chief Financial Officer from October 2011 to February 2013. Prior to serving in that role, Mr. Samuelson held various positions at Infor and its predecessors, including Senior Vice President of Acquisitions and Integrations. After leaving Infor in 2013, Mr. Samuelson served as Chief Operating Officer of Backcountry.com until April 2014, and then as Chief Financial Officer at Insidesales.com from April 2014 until his return to Infor. Prior to joining Infor in 2002, Mr. Samuelson was an investment professional at Parallax Capital Partners, where he worked on technology buyouts. Mr. Samuelson also worked in the Equity Research division of Robertson Stephens.

Employment Agreement with Mr. Samuelson

On July 12, 2016 (the “Effective Date”), Infor and Mr. Samuelson entered into an Employment Agreement (the “Employment Agreement”), which will continue until the fifth anniversary of the Effective Date unless earlier terminated pursuant to the Employment Agreement. The agreement will automatically be extended for an additional 12 months unless Infor or Mr. Samuelson provides notice of a desire not to renew the agreement 90 days prior to its termination date.

Mr. Samuelson will be entitled to receive an annual base salary of $600,000 and to such increases as may be determined by the board of directors from time to time. Mr. Samuelson will also be eligible to earn an annual cash bonus of up to $1,600,000 based on his achievement of certain performance targets to be determined by the board of directors. In addition, Mr. Samuelson will be entitled to receive 750,000 Class C Units of Infor Enterprise Applications LP, an affiliate of the Company, on or promptly after the Effective Date. Mr. Samuelson will be entitled to participate in Infor’s employee benefit plans on the same basis as those benefits are generally made available to other officers.

Should Mr. Samuelson resign or otherwise voluntarily terminate his employment other than for “good reason” (as defined in the Employment Agreement) during the term of the agreement or his employment is terminated by Infor with “cause” (as defined in the Employment Agreement), Mr. Samuelson will be entitled to only his base salary and other non-forfeitable, vested benefits that have accrued but not yet been paid as of the date of such resignation or termination.

If Mr. Samuelson’s employment is terminated by Infor without “cause” or by Mr. Samuelson for “good reason” (in each case as defined in the Employment Agreement), Mr. Samuelson will be entitled to an amount equal to 18-months of Mr. Samuelson’s then-current base salary plus $18,000. As a condition to Infor’s obligation to pay Mr. Samuelson’s severance, he would be required to execute and deliver a general release within 60 days following the date of his termination.

The Employment Agreement requires Mr. Samuelson to not disclose Infor’s confidential information during his employment term and thereafter and includes non-compete and non-solicitation agreements customary for agreements of this type, which cover his term of employment and the following 12 months. Infor intends to enter into an indemnity agreement with Mr. Samuelson in connection with his acting as an executive officer.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of July 12, 2016, by and between Infor (US), Inc. and Kevin Samuelson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOR, INC.

Date: July 15, 2016	By:	/s/ Gregory M. Giangiordano
Name: Gregory M. Giangiordano
Title: President

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement, dated as of July 12, 2016, by and between Infor (US), Inc. and Kevin Samuelson.